Exhibit 99.2
For Immediate Release

Spectrum Group International enters into Agreement to Purchase SGI and A-Mark Stock owned by its Majority Stockholder, Afinsa Bienes Tangibles, S.A. En Liquidacion
IRVINE, Calif. - March 7, 2012 - Spectrum Group International, Inc. (SGI or the Company) (SPGZ.PK) announced today that it has entered into a securities purchase agreement with Afinsa Bienes Tangibles, S.A. En Liquidacion (Afinsa), and its wholly owned subsidiary Auctentia, S.L. (Auctentia) to purchase all of Afinsa's and Auctentia's ownership interest in SGI and SGI's 80%-owned trading subsidiary, A-Mark Precious Metals, Inc. (A-Mark).
Since February 2003, Afinsa and Auctentia have collectively owned a majority of the Company's common stock and currently hold approximately 57% of SGI's outstanding common stock. In addition, Auctentia owns 20% of Spectrum PMI, Inc. (PMI), which owns all of the outstanding equity of A-Mark. Afinsa has been in insolvency proceedings in Spain since July 2006.
Pursuant to the securities purchase agreement, the Company has agreed to purchase the 18,642,067 shares of SGI's common stock currently held by Afinsa and Auctentia and all shares of common stock of Spectrum PMI held by Auctentia (totaling 20% of the outstanding interest) for an aggregate purchase price of $58.25 million, payable in cash at the closing.
Greg Roberts, president and chief executive officer of SGI, commented, “Afinsa is under an order of the Spanish mercantile court to dispose of its SGI and PMI shares, and the sale of those shares to the Company makes the most sense for the Company and its shareholders. We believe that the elimination of a controlling interest in the Company will unlock value for all remaining shareholders. Afinsa has been a good partner over the last five years and, through its representatives, has made valuable contributions to the Company for which we are grateful.”
SGI anticipates financing the purchase of the securities primarily through funds received from a rights offering in which the Company will distribute at no charge to its stockholders (other than Afinsa and Auctentia) transferable subscription rights to purchase additional shares of SGI's common stock at a certain subscription price. SGI intends to generate at least $37.3 million in gross proceeds from the rights offering, if it is fully subscribed, and expects to fund the balance of the purchase price through cash on hand at the Company and its subsidiaries.
The closing of the transactions is subject to a number of conditions, including, among others, that SGI has sufficient funds, from the proceeds of the rights offering and otherwise, to consummate the transactions contemplated by the agreement. The agreement contains customary termination rights for SGI, Afinsa and Auctentia, including if the transaction has not been consummated by July 15, 2012, and obligates SGI to pay a termination fee if the agreement is terminated for certain reasons.
The board of directors of SGI, acting on the recommendation of a special committee of the board of directors comprised entirely of independent directors, has unanimously approved the transaction. The board representatives of Afinsa and Auctentia abstained from the vote. The special committee of the board of directors was advised by Roth Capital Partners, LLC.

About Spectrum Group International, Inc.
Spectrum Group International, Inc., named to the Fortune 500 list in 2010 and 2011, is a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins, stamps and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrums from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coin and other collectibles as collateral.
Our trading business is conducted through A-Mark Precious Metals, Inc. (A-Mark) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark's subsidiary, Collateral Finance Corporation, which is the official Numismatic Lender of the American Numismatic Association, provides financing on a wide array of bullion and numismatic products.
Our collectibles business operates as an integrated network of leading companies concentrating on numismatic (coins) and philatelic (stamps) materials and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions.
Our collectibles companies in the philatelic field are auction houses H.R. Harmer Global Philatelic Network GmbH. of Irvine, California, Corinphila Auktionen of Zurich, Switzerland, Heinrich Köhler Auktionshaus of Wiesbaden, Germany, Corinphila Veilingen B.V., Amstelveen, Netherlands, and John Bull Stamp Auctions, Ltd of Hong Kong. Spectrum Group's Collectibles companies in the numismatics field include Bowers-Stack's Numismatics (rare coin and currency auction house), Ponterio & Associates (world and ancient coins and currency auction house), Teletrade (online coin auctions) and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine.
Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding the proposed transaction. Any statements contained herein that are not statements of historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the risk that the conditions to the closing of the transaction may not be satisfied or that the market for the Company's shares will not respond to the consummation of the transaction as anticipated. Other factors that could cause actual results to differ are identified in our public filings with the Securities and Exchange Commission (SEC). More information about factors that could affect our business and financial results included in our public filings with the SEC, which are available on the SEC's website located at www.sec.gov
The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.
Additional Information About the Rights Offering
This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of SGI's common stock, nor shall there be any offer, solicitation or sale of shares of SGI's common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders.